Exhibit 10(g)

BANK OF AMERICA

EXECUTIVE INCENTIVE COMPENSATION PLAN

(as amended and restated effective December 10, 2002)

THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed effective as of December 10, 2002 by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”).

Statement of Purpose

Pursuant to the Plan, certain covered associates of the Corporation may receive annual incentive compensation based on the annual performance of the Corporation consistent with the “performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code. This Instrument amends and restates the Plan to provide that annual incentive compensation may be awarded in the form of a cash award, an award of restricted stock shares or restricted stock units granted under the Corporation’s management stock plan, or any combination of cash and restricted stock shares or units, provided that the aggregate amount of the award does not exceed the maximum award amount pursuant to the objective, performance-based compensation formula previously approved by the Corporation’s stockholders.

In accordance with paragraph 7 of the Plan, the amendment and restatement of the Plan set forth herein has been approved by the Board of Directors of the Corporation.

NOW, THEREFORE, the Plan is hereby amended and restated in its entirety to consist of the following paragraphs 1 through 9 effective as of the date hereof:

1.    Name:

This plan shall be known as the “Bank of America Executive Incentive Compensation Plan” (the “Plan”).

2.    Purpose and Intent:

The Corporation established this Plan effective January 1, 1994 for the purpose of providing certain of its senior executive officers with annual incentive compensation based on the annual performance of the Corporation measured by objective corporate financial performance measures. This amendment and restatement is effective December 10, 2002. The intent of the Plan is to provide “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.    Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

“Closing Price” with respect to a share of the Corporation’s common stock means the closing price on the relevant date of a share of Common Stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal (Eastern Edition) or in any other publication selected by the Committee; provided, however, that if the shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations thereunder.

“Committee” means all of the members of the Compensation Committee of the Board of Directors of the Corporation who are Outside Directors.

“Corporation” means Bank of America Corporation, a Delaware corporation, and any successor thereto.

“Covered Associate” for a Plan Year means any associate of the Corporation whose compensation is anticipated to be subject to the provisions of Section 162(m) of the Code and who is designated by the Committee prior to April 1 of such Plan Year as a “Covered Associate” under the Plan for such Plan Year, and any other key associate of the Corporation designated by the Committee prior to April 1 of a Plan Year as a “Covered Associate” under the Plan for such Plan Year.

“Fair Market Value” of a share of the Corporation’s common stock as of a given date means the average Closing Price of a share of such common stock for the five consecutive trading days ending on the applicable date.

“Net Income” means, with respect to a Plan Year, “net income” of the Corporation for such Plan Year determined in accordance with generally accepted accounting principles that would be reported in the Corporation’s Annual Report to Shareholders for such Plan Year assuming payment of all awards under the Plan for such Plan Year without reduction by the Committee.

“Outside Director” means an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.

“Plan Year” means the fiscal year of the Corporation beginning January 1 and ending December 31.

“Restricted Stock” means either Restricted Stock Shares or Restricted Stock Units.

“Restricted Stock Share” means a share of “Restricted Stock” awarded under, and within the meaning of, the Stock Plan.

“Restricted Stock Unit” means a “Restricted Stock Unit” awarded under, and within the meaning of, the Stock Plan.

“Stock Plan” means the Bank of America Corporation 2003 Key Associate Stock Plan, as the same may be in effect from time to time, or any successor plan thereto.

4.    Administration:

The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.    Operation:

(a) Prior to April 1 of a Plan Year, the Committee shall designate the Covered Associates for the Plan Year.

(b) Subject to the Committee’s discretion to reduce awards under the Plan, each Plan Year each Covered Associate for such Plan Year shall be entitled to an award under the Plan equal to two-tenths of one percent (0.20%) of the Corporation’s Net Income for such Plan Year.

(c) Notwithstanding the provisions of paragraph 5(b) to the contrary, the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) any award to a Covered Associate otherwise payable under the Plan for a Plan Year.

(d) For awards with respect to the 2002 Plan Year and thereafter, at the time the Committee determines the amount of the award to a Covered Associate for the Plan Year under paragraphs 5(b) and 5(c) above, the Committee may also determine, in its sole and exclusive discretion, to deliver that amount to the Covered Associate either (i) all in cash, (ii) all in the form of an award of Restricted Stock or (iii) in a combination of cash and Restricted Stock, subject to the following provisions:

(i)	If and to the extent the Committee determines to deliver all or a portion of the award under the Plan in the form of Restricted Stock, the whole number of such Restricted Stock Shares or Restricted Stock Units shall be determined by dividing the dollar value of the portion of the award to be delivered in the form of Restricted Stock by the Fair Market Value of the Corporation’s common stock on the applicable grant date, and rounding up to the next whole share (provided that in no event will such rounding up cause the total amount of the award to exceed the maximum amount set forth in paragraph 5(b) above).

(ii)	The grant date for any award of Restricted Stock hereunder for a Plan Year shall be February 15 of the following Plan Year, or if that February 15 is not a business day, the next preceding business day.

(iii)	The Committee, in its sole and exclusive discretion, shall determine (i) whether an award of Restricted Stock hereunder to a Covered Associate shall be in the form of Restricted Stock Shares or Restricted Stock Units and (ii) all of the other terms and conditions of the Restricted Stock award, including without limitation all vesting and forfeiture provisions and the treatment of dividends or dividends equivalents prior to vesting. Pursuant to the Stock Plan, such award shall be evidenced by an award agreement.

(e)    In accordance with Section 162(m)(4)(C)(iii) of the Code, prior to any payment of cash or grant of Restricted Stock under the Plan for a Plan Year, the Committee shall certify in writing the amount of Net Income for such Plan Year.

(f)    Any portion of a Covered Associate’s award under the Plan for a Plan Year to be delivered in cash shall be paid by the Corporation to such Covered Associate, less applicable payroll and withholding taxes, within seventy-five (75) days after the certification by the Committee as provided in paragraph 5(e). Notwithstanding the foregoing, a Covered Associate may be eligible to defer a portion of the Covered Associate’s cash award for the Plan Year pursuant to the terms and provisions of the Bank of America 401(k) Restoration Plan (or any successor thereto).

(g)    If the employment of a Covered Associate for a Plan Year is terminated for any reason during the Plan Year, the Covered Associate shall not receive any award under the Plan for such Plan Year.

(h)    Notwithstanding any provision of the Plan to the contrary, a reduction in the amount otherwise payable to a Covered Associate for a Plan Year as provided in paragraph 5(c) or paragraph 5(g) above shall not result in a recalculation of Net Income for such Plan Year.

6.    Shareholder Approval:

Shareholder approval for and ratification of the Plan was last obtained at the annual shareholders’ meeting held during April 1997. The continued effectiveness of the Plan is subject to its approval and ratification by the shareholders of the Corporation at such other times as and to the extent required by Section 162(m)(4)(C)(ii) of the Code.

7.    Amendment, Modification and Termination of the Plan:

The Board of Directors of the Corporation may amend, modify or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Covered Associate under the Plan as of the date of such amendment, modification or termination.

8.    Applicable Law:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

9.    Miscellaneous:

A Covered Associate’s rights and interests under the Plan may not be assigned or transferred by the Covered Associate. To the extent the Covered Associate acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and the Covered Associate. Designation as a Covered Associate in the Plan shall not entitle or be deemed to entitle a Covered Associate to continued employment with the Corporation.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ J. STEELE ALPHIN
J. Steele Alphin Corporate Personnel Executive
“Corporation”

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